Exhibit 99.1

Array BioPharma Reports Financial Results For The First Quarter Of Fiscal 2016

- Top-line results from binimetinib / NEMO Phase 3 trial expected by end of 2015 and first regulatory submission expected in first half of 2016 -

- Top-line results from binimetinib and encorafenib / COLUMBUS Phase 3 trial expected in first half of 2016 and regulatory submission expected in second half of 2016 -

- Positive data recently presented on binimetinib and encorafenib in BRAF- and NRAS-mutant melanoma -

BOULDER, Colo., Nov. 4, 2015 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the first quarter of its fiscal year ending June 30, 2016 and provided an update on progress on its key clinical development programs.

Ron Squarer, Chief Executive Officer of Array, noted, "The first quarter has been a period of important progress as we continue to advance binimetinib and encorafenib, two innovative oncology products in Phase 3, toward 2016 regulatory submissions. Recently presented data supports the value of our BRAF-mutant melanoma and BRAF-mutant colorectal cancer programs by showing the potential for differentiation compared to other approaches."

KEY PIPELINE UPDATES

Binimetinib (MEK162) and encorafenib (LGX818)

  NEMO (binimetinib / NRAS-mutant melanoma) and COLUMBUS Part 1 and Part 2 (binimetinib and encorafenib / BRAF-mutant melanoma) target enrollment achieved
  NEMO and COLUMBUS top-line results expected in 2H 2015 and 1H 2016, respectively
  BRAF- and NRAS-melanoma trial results presented at ESMO European Cancer Congress (ECC)

Update on Phase 3 trials

In April 2015, the NEMO Phase 3 study completed patient enrollment and Array expects top-line results by year end and a regulatory filing in the first half of 2016. In addition, the COLUMBUS (Part 1) study also completed enrollment in April 2015 and Array expects top-line results and reaffirms a projected regulatory filing of binimetinib and encorafenib in 2016. In October 2015, COLUMBUS (Part 2) achieved its target patient enrollment. The MILO Phase 3 trial in patients with low-grade serous ovarian cancer continues to enroll patients, and Array estimates the availability of top-line data from MILO, along with a projected regulatory filing, in 2017.

New BRAF-mutant melanoma interim results

LOGIC2 is an ongoing 140-patient, two-part study designed to explore the safety and activity of novel triplet combinations in BRAF-mutant melanoma. In Part 1, patients are treated with the combination of binimetinib and encorafenib until disease progression. Based on the results of molecular profiling at that time, each patient is assigned to one of four arms containing a triplet combination of binimetinib, encorafenib and a third innovative targeted therapy. Results from Part 1 of the study were reported separately for patients who have previously received a BRAF and/or MEK inhibitor versus those who were initially naïve to BRAF and MEK inhibitor treatment.

In Part 1, patients are treated with binimetinib 45 mg twice daily (BID) and encorafenib 450 mg once daily (QD), the same doses evaluated in the ongoing Phase 3 COLUMBUS trial. Interim results from this study were presented at ESMO ECC in September 2015. In the BRAF/MEK-naïve group (n=40), the interim overall response rate (confirmed and unconfirmed complete response or partial response) was 68%, with a 6-month progression-free survival estimate of 79%. Of note, 96% of patients in this group continued to receive study treatment as of the data cutoff. Preliminary data from all patients in the study (n=89) also indicate that the combination of binimetinib and encorafenib showed good tolerability with a 12% incidence of pyrexia and little to no rash or photosensitivity. These results indicate that the combination of binimetinib and encorafenib show encouraging clinical activity and an emerging differentiated tolerability profile relative to other MEK/BRAF inhibitor combinations.

New NRAS-mutant melanoma interim results

Promising preliminary antitumor activity from a Phase 1b/2 study of binimetinib in combination with ribociclib (Novartis, LEE011), a CDK4/6 inhibitor, in NRAS-mutant melanoma patients, was presented at ESMO ECC. Results were shared from 45 patients enrolled in the dose escalation portion of the study, which included two dosing schedules (28-day or 21-day cycles). For the 28-day dosing schedule, patients received continuous twice daily dosing of binimetinib while receiving ribociclib for 21 days per 28 day cycle. For the 21-day schedule, both agents were delivered for 14 days of a 21 day cycle.

For patients receiving the combination on a 28-day cycle (n=22), the Objective Response Rate (ORR, confirmed and unconfirmed complete or partial responses) was 41%, the Disease Control Rate (DCR, confirmed and unconfirmed complete or partial responses and stable disease) was 82% with a median Progression Free Survival (mPFS) of 6.7 months. Furthermore, the ORR was 56% (n=9) for patients receiving dose level 1 of the 28-day schedule consisting of binimetinib 45 mg BID and the lowest dose of ribociclib (200 mg QD), indicating that robust activity can be achieved with this dose and schedule. Common treatment-related adverse events included elevated creatine phosphokinase (CPK), skin and gastrointestinal events. Investigation of the alternative 21-day schedule is ongoing.

Update on European partnership

Array expects to complete a European partnership for both binimetinib and encorafenib by year end and will provide further updates as appropriate.

Selumetinib (partnered with AstraZeneca) – Three registration trials advancing in NSCLC (SELECT-1), thyroid cancer (ASTRA) and neurofibromatosis type 1

AstraZeneca continues to advance selumetinib in three registration trials: SELECT-1 in patients with KRAS-mutant non-small cell lung cancer, a registration trial in patients with neurofibromatosis type 1 and ASTRA in patients with differentiated thyroid cancer. AstraZeneca expects to share top-line results from SELECT-1 in 2016.

ARRY-797 (ARRY-371797) – Phase 2 trial on-going in patients with LMNA A/C-related dilated cardiomyopathy (DCM)

Array is conducting a 12-patient Phase 2 study to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA A/C-related DCM, a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA A/C-related DCM experience cardiovascular death, transplant or a major cardiac event. Currently, Array has patients on this trial past 48 weeks and ARRY-797 has been well-tolerated. Patients completing this Phase 2 trial are being enrolled in a roll-over study to continue treatment. Interim data continue to be encouraging for multiple endpoints across patients, but further data are needed to fully assess the magnitude, consistency and durability of effects.

Filanesib (ARRY-520) – Two Phase 2 studies nearing completion; No current plans to initiate additional clinical trials with filanesib

Given Array's significant opportunity with the Phase 3 binimetinib and encorafenib programs across a number of cancer indications, Array currently has no plans to initiate additional trials with filanesib, a highly selective, targeted KSP inhibitor. Two studies in patients with relapsed / refractory multiple myeloma are nearing completion: a randomized Phase 2 trial of the combination of filanesib and Kyprolis® (carfilzomib) and Kyprolis alone (ARRAY-520-216) and the AfFIRM trial, a Phase 2 single agent study. Array expects to present interim data from the ARRAY-520-216 study at a scientific conference by the end of the year.

LEADERSHIP

Array appoints Patricia Henahan to Chief Financial Officer

Array appointed Patricia Henahan to the position of Chief Financial Officer. Ms. Henahan has extensive financial experience in the biopharmaceutical industry including leadership roles at Hospira, AstraZeneca, Eli Lilly and MedImmune. She has strong expertise in strategic planning, financial analysis, commercialization, R&D, operations and alliance management. Prior to joining Array, Ms. Henahan was Vice President of Finance for Hospira's $3 billion U.S. pharmaceutical-focused business. During her tenure, Hospira delivered double-digit profit growth and achieved its highest ever U.S. market share and revenue level.

FINANCIAL HIGHLIGHTS

Cash, cash equivalents, marketable securities and accounts receivable totaled $173.3 million at the end of the quarter. Accounts receivable primarily consist of receivables expected to be paid by Novartis within three months. In March 2015, two clinical programs, binimetinib and encorafenib, became wholly-owned assets which prompted changes to our classification of revenue and expenses for the programs. The new expense classifications were included in the fourth quarter of fiscal 2015 financial results and, beginning in the current quarter, Array reports revenue from Novartis reimbursements as a separate line item called "reimbursement revenue."

First Quarter of Fiscal 2016 Compared to Fourth Quarter of Fiscal 2015 (Sequential Quarters Comparison)

Revenue for the first quarter of fiscal 2016 was $16.2 million, compared to $12.3 million for the prior sequential quarter. The $3.9 million increase in revenue was primarily due to higher reimbursement revenue from Novartis. Cost of partnered programs for the first quarter of fiscal 2016 was $6.2 million, compared to $7.0 million for the prior quarter. Research and development expense was $21.0 million, compared to $18.6 million in the prior quarter. The increase in research and development expense is primarily related to the ongoing transition of binimetinib and encorafenib trials from Novartis to Array. Net loss for the first quarter was $21.0 million, or ($0.15) per share, and was $12.7 million, or ($0.09) per share in the prior quarter as the fourth quarter of fiscal 2015 was favorably impacted by a $11.5 million in gains from the sale of marketable securities and our CMC business.

First Quarter of Fiscal 2016 Compared to First Quarter of Fiscal 2015 (Prior Year Comparison)

Compared to the same quarter of fiscal 2015, revenue for the first quarter of fiscal 2016 increased $10.1 million primarily due to $9.6 million in reimbursement revenue from Novartis. Cost of partnered programs decreased $6.0 million compared to the first quarter of fiscal 2015 primarily due to binimetinib development costs being presented as research and development expense instead of cost of partnered programs upon becoming wholly-owned programs. Research and development expense increased $8.8 million compared to the first quarter of fiscal 2015 due to the categorization of binimetinib costs, as well as new spending on encorafenib, which was not an Array asset in the prior year period. Net loss for the first quarter of fiscal 2016 was $21.0 million, or ($0.15) per share, and was $27.6 million, or ($0.21) per share, for the same quarter in fiscal 2015.

CONFERENCE CALL INFORMATION

Array will hold a conference call on Wednesday, November 4, 2015 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, and Patricia Henahan, Chief Financial Officer, will lead the call.

Date:	Wednesday, November 4, 2015
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	52112326
Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/jrd7v7xa/lan/en

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 4, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2015	2014
Revenue
Reimbursement revenue	$9,623	$—
Collaboration and other revenue	6,574	5,900
License and milestone revenue	—	169
Total revenue	16,197	6,069

Operating expenses
Cost of partnered programs	6,212	12,177
Research and development for proprietary programs	20,998	12,190
General and administrative	7,358	6,799
Total operating expenses	34,568	31,166
Loss from operations	(18,371)	(25,097)

Other income (expense)
Interest income	40	13
Interest expense	(2,656)	(2,509)
Total other expense, net	(2,616)	(2,496)

Net loss	$(20,987)	$(27,593)

Net loss per share – basic and diluted	$(0.15)	$(0.21)

Weighted average shares outstanding – basic and diluted	142,216	131,826

Summary Balance Sheet Data
(Unaudited)
(In thousands)

	September 30, 2015	June 30, 2015

Cash, cash equivalents, marketable securities and accounts receivable	$173,320	$185,129
Property, plant and equipment, gross	58,728	58,438
Working capital	130,342	148,623
Total assets	186,752	198,207
Long-term debt, net	108,813	107,280
Total stockholders' equity	24,101	42,653

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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